EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-148058 on Form S-8 of our report dated April 18, 2008, relating to the financial statements of E-House (China) Holdings Ltd. appearing in this Annual Report on Form 20-F of E-House (China) Holdings Ltd. for the year ended December 31, 2007.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
April 18, 2008